Exhibit 99.1

FOR IMMEDIATE RELEASE

Wednesday, April 3, 2012

Source: Inrad Optics, Inc.

INRAD OPTICS, INC. ANNOUNCES FY 2012 FINANCIAL RESULTS

NORTHVALE, NJ, April 3 – Inrad Optics, Inc. (the “Company”) (OTC Bulletin Board: INRD) has released its consolidated financial results for the year ended December 31, 2012.

Net sales for the fourth quarter of 2012 were $ 2.8 million, a decrease of approximately 18% from $3.4 million in the corresponding quarter of 2011. Net sales in the fourth quarter of 2010 were $3.6 million. For the twelve months ended December 31, 2012, net sales were $11.4 million, down 13.5% from $13.2 million, last year, and relatively unchanged from 2010.

The Company ended 2012 with bookings of $12.3 million compared to $12.9 million in 2011, down 4.7%. However, bookings in the fourth quarter of 2012 were $3.4 million, up significantly from $2.7 million in the same period in 2011, a 25% increase. The Company’s year-end backlog was $5.9 million, up 18% versus $5.0 million at the end of 2011.

The Company reported a net loss of $(659,000) in the fourth quarter of 2012 compared to net income of $142,000 and $471,000 in the fourth quarter of 2011 and 2010, respectively. Fourth quarter basic and diluted loss per share was $(0.06) versus basic and diluted earnings per share of $0.01 and $0.04 in the comparable quarter in 2011 and 2010, respectively. The Company’s 2012 fourth quarter net loss reflected an income tax provision for a write-off of deferred tax assets of $408,000, compared to an income tax provision for federal and state taxes of $11,000 in 2011.

For the twelve months ended December 31, 2012, the Company reported a net loss of $(1,421,000) and a basic and diluted loss per share of $(0.12) after the write-off of deferred tax assets in the fourth quarter. This compares with net income of $165,000 and basic and diluted earnings per share of $0.01 for the year ended December 31, 2011. The Company had a net loss of $(734,000) and a basic and diluted net loss per share of $(0.06) in 2010.

For the fourth quarter of 2012, the Company had a gross profit of $567,000 or 20.4% of sales down from $998,000 or 29.5% and $1.2 million or 33.8% in the comparable quarter in 2011 and 2010 as gross margins were negatively impacted by the decrease in year over year sales since 2010 as the Company’s overhead structure remained relatively fixed. For the twelve months ended December 31, 2012, gross profit was $2.5 million or 21.8% of sales compared to $3.6 million or 27.0% and $2.5 million or 22.7%, for the twelve months ended December 31, 2011 and 2010, respectively.

EBITDA1 for 2012 was $2,000 versus $1.3 million in 2011.

Net cash used in operating activities was $(208,000) for 2012 compared to $(358,000) in 2011. Cash flow was impacted in 2011 by a payment of $1,125,000 in accrued interest on convertible notes.

In 2012, the Company negotiated an equipment loan from Valley National Bank in the amount of $750,000 and paid $500,000 as a deposit on new thin film coating equipment which was delivered in the first quarter of 2013.

The Company ended the year with cash of $3.1 million, down from $3.4 million at the end of 2011.

Amy Eskilson, President and CEO of Inrad Optics stated, “Our 2012 results are heavily influenced by a marked reduction in orders from a key semiconductor customer, and an ongoing decrease in defense sector orders. The $1.4 million loss also includes a $408K income tax provision to write off the balance of the Company’s deferred tax asset, a decision carefully considered by the Company.

While 2012 was disappointing from a financial standpoint, we see several positive characteristics as well. Our fourth quarter bookings were up 25% over the same period in 2011, and our year-end backlog of $5.9 million reached its highest point since 2008. The organization has completed a significant strategic planning process and we are now executing on that strategic plan. We have made a substantial investment in new state of the art thin film coating equipment to round out our vertical manufacturing capability for large form factor optics in both traditional glasses and metal. Early in 2013, we rightsized the business, eliminating a total of eight positions and trimming production staff by just one position in each facility. The resulting employee population is both leaner and more efficiently structured, and our manufacturing capabilities are not only intact, but optimized. Also of note, the rightsizing is expected to save the Company approximately $653,000 annually. I continue to be excited about Inrad Optics’ future; we are adding new customers, continuing our R and D effort in new optical materials, and building a portfolio of sought after optical products and expertise.”

1 Note Regarding Use of Certain Non-GAAP Financial Measures:

The Company defines EBITDA1 as earnings (loss) before non-cash, stock-based compensation, net interest, income taxes, depreciation, and amortization. EBITDA is presented herein because we consider these numbers an important measure of the Company’s ability to internally fund capital expenditures and service debt. EBITDA should not be considered an alternative to cash flow as an indicator of the Company’s financial performance, or liquidity. The reader is referred to the Supplemental Financial Data set forth below for a reconciliation of net income (loss) to EBITDA.

The reconciliation follows:

	Years ended December 31,
Reconciliation of EBITDA and adjusted EBITDA to Net Income (Loss)	2012	2011
	(In thousands)
Net (loss) income, as reported	$(1,421)	$165
Income tax provision	408	11
Interest expense, net	164	131
Depreciation and amortization	650	836
Non-cash, stock-based compensation	201	171
EBITDA	$2	$1,314

Inrad Optics, Inc. (formerly Photonic Products Group, Inc.) was incorporated in New Jersey in 1973. In January 2012, the Company’s Board of Directors and shareholders approved the name change to Inrad Optics, Inc. The Company develops, manufactures and markets products and services for use in photonics industry sectors via three distinct but complimentary product areas - “Crystals and Devices”, “Custom Optics” and “Metal Optics”.

The Company is a vertically integrated organization specializing in crystal-based optical components and devices, custom optical components from both glass and metal, and precision optical and opto-mechanical assemblies. Manufacturing capabilities include solution and high temperature crystal growth, extensive optical fabrication capabilities, including precision diamond turning and the ability to handle large substrates, optical coatings and in-process metrology expertise. Inrad Optics’ customers include leading corporations in the defense, aerospace, laser systems, process control and metrology sectors of the photonics industry, as well as the U.S. Government, National Laboratories and Universities worldwide.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These statements may be identified by their use of forward-looking terminology such as "believes", "expects", “should”, "will", "plan", “anticipate”, “probably”, “targeting” or similar words. Such forward-looking statements, such as our expectation for revenues, new orders, and improved results involve risks and uncertainties that could cause actual results to differ materially from those projected. Risks and uncertainties that could cause actual results to differ materially from such forward looking statements are, but are not limited to, uncertainties in market demand for the company's products or the products of its customers, future actions by competitors, inability to deliver product on time, inability to develop new business, inability to retain key employees or hire new employees, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission including our Annual Report on Form 10-K for the year ended December 31, 2012. The forward looking statements made in this news release are made as of the date hereof and Inrad Optics, Inc. does not assume any obligation to update publicly any forward looking statement.

INRAD OPTICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$3,089,013	$3,400,205
Accounts receivable (net of allowance for doubtful accounts of $15,000 in 2012 and 2011)	1,557,930	2,052,887
Inventories, net	3,596,646	2,909,520
Other current assets	158,742	185,298
Total Current Assets	8,402,331	8,547,910
Plant and equipment:
Plant and equipment at cost	15,446,826	15,172,428
Less: Accumulated depreciation and amortization	(14,182,712)	(13,629,311)
Total plant and equipment	1,264,114	1,543,117
Precious Metals	474,960	474,960
Deferred Income Taxes	—	408,000
Goodwill	311,572	311,572
Intangible Assets, net of accumulated amortization	437,324	515,888
Other Assets	534,838	36,556
Total Assets	$11,425,139	$11,838,003

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of notes payable -other	$150,200	$9,800
Accounts payable and accrued liabilities	813,705	877,757
Customer advances	297,251	266,818
Total Current Liabilities	1,261,156	1,154,375

Related Party Convertible Notes Payable	2,500,000	2,500,000

Other Long Term Notes, net of current portion	869,135	325,633
Total Liabilities	4,630,291	3,980,008

Commitments

Shareholders’ equity:
Common stock: $.01 par value; 60,000,000 authorized shares 11,881,724 issued at December 31, 2012 and 11,713,564 issued at December 31, 2011	118,819	117,137
Capital in excess of par value	18,076,518	17,720,514
Accumulated deficit	(11,385,539)	(9,964,706)
	6,809,798	7,872,945

Less - Common stock in treasury, at cost (4,600 shares)	(14,950)	(14,950)
Total Shareholders’ Equity	6,794,848	7,857,995
Total Liabilities and Shareholders’ Equity	$11,425,139	$11,838,003

INRAD OPTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2012	2011	2010
Revenues
Net sales	$11,403,827	$13,177,194	$11,054,178

Cost and expenses
Cost of goods sold	8,913,178	9,614,875	8,545,153
Selling, general and administrative expense	3,339,365	3,255,073	3,105,063
	12,252,543	12,869,948	11,650,216

Operating (loss) income	(848,716)	307,246	(596,038)

Other expense
Interest expense, net	(164,117)	(130,497)	(137,775)
Loss on sale of plant and equipment	—	(1,003)	—
	(164,117)	(131,500)	(137,775)

(Loss) income before income taxes	(1,012,833)	175,746	(733,813)

Income tax provision	408,000	11,000	—

Net (loss) income	$(1,420,833)	$164,746	$(733,813)

Net (loss) income per share - basic	$(0.12)	$0.01	$(0.06)

Net (loss) income per share - diluted	$(0.12)	$0.01	$(0.06)

Weighted average shares outstanding - basic	11,825,583	11,658,891	11,522,297

Weighted average shares outstanding – diluted	11,825,583	11,753,669	11,522,297

INRAD OPTICS, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net (loss) income	$(1,420,833)	$164,746	$(733,813)

Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	650,170	835,788	941,941
401K common stock contribution	151,775	129,998	154,535
Deferred income taxes	408,000	—	—
Accrued interest on Related Party Convertible Note Payable	—	—	150,000
Loss on sale of plant and equipment	—	1,003	—
Stock-based compensation expense	200,562	171,239	168,054
Change in inventory reserve	194,695	55,174	(154,326)

Changes in operating assets and liabilities:
Accounts receivable	494,957	171,705	(296,920)
Inventories	(881,821)	(573,818)	29,423
Other current assets	26,556	(66,055)	44,838
Other assets	1,718	10,679	(2,043)
Accounts payable and accrued liabilities	(64,052)	41,567	178,540
Customer advances	30,433	(175,169)	95,558
Accrued interest on Related Party Convertible Note Payable	—	(1,125,000)	—
Total adjustments	1,212,993	(522,889)	1,309,600
Net cash (used in) provided by operating activities	(207,840)	(358,143)	575,787

Cash flows from investing activities:
Purchase of plant and equipment	(292,603)	(303,999)	(278,241)
Down payment on purchase of equipment	(500,000)	—	—
Purchase of precious metals	—	(317,517)	—
Proceeds from disposal of plant and equipment	—	6,000	—
Net cash (used in) investing activities	(792,603)	(615,516)	(278,241)

Cash flows from financing activities:
Net proceeds from issuance of common stock	5,349	18,260	7,261
Proceeds from term note payable	750,000	—	—
Principal payments of notes payable-other	(66,098)	(9,441)	(9,072)
Net cash provided by (used in) financing activities	689,251	8,819	(1,811)

Net (decrease) increase in cash and cash equivalents	(311,192)	(964,840)	295,735

Cash and cash equivalents at beginning of the year	3,400,205	4,365,045	4,069,310

Cash and cash equivalents at end of the year	$3,089,013	$3,400,205	$4,365,045

Supplemental Disclosure of Cash Flow Information:
Interest paid	$181,000	$1,289,000	$14,000
Income taxes (refund) paid	$12,000	$18,000	$(74,000)